CERTIFICATE OF AMENDMENT OF
                          ARTICLES OF INCORPORATION OF
                           SIERRA-ROCKIES CORPORATION



The undersigned certify that:

     1. They are the President and Secretary, respectively, of Sierra-Rockies Corporation, a California corporation.

     2. Article One of the Articles of Incorporation of this corporation is hereby amended to read as follows:

               One: The name of this corporation is: Alpha Nutraceuticals, Inc.

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
          Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 3,700,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.





Dated:  January 5, 2004             /s/  Louis J. Paulsen
                                    ---------------------------
                                    Louis J. Paulsen, President




                                    /s/  James L. Cartmill
                                    ----------------------------
                                    James L. Cartmill, Secretary

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